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A copy of a news article is being filed herewith under Rule 14a-6 of the Securities Exchange Act of 1934, as amended.  The participants (as referenced below) are not affiliated with the publication or the author of the news article, and do not endorse or make any representations or warranties concerning the news article.  The consent of the author and the publication to file the news article under Rule 14a-6 was neither sought nor obtained.

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Crain’s Detroit Business

April 23, 2017

Rockwell Medical involved in board proxy fight, lawsuit with major shareholders

Two of the largest shareholders have been critical of progress in commercializing Triferic, a promising iron replacement therapy for dialysis patients. The issue is coming to a head in court in early May and several weeks later in an annual shareholder's meeting.

By Jay Greene

Rockwell Medical Inc. of Wixom is embroiled in a dispute with two large shareholders in the company who are critical of the company's growth, governance structure and alleged lack of communication with shareholders.

They want a seat on the governing board, which will expand to six this summer.

The dispute has spilled into court with claims and counter-claims between Rockwell (NASDAQ: RMTI), a biopharmaceutical company targeting end-stage and chronic kidney disease, and top executives at Jackson-based Richmond Brothers Inc. and Tri-Star Management in Minneapolis.

Richmond Brothers and Tri-Star, and their clients, represent 6.1 million shares, or 11.9 percent of Rockwell's outstanding common stock. David Richmond is chairman of Richmond Brothers and Mark Ravich is co-founder and president of Tri-Star.

The outspoken shareholders have been asking Rockwell for several months to improve sales of Triferic and Calcitriol, restructure governance and add a shareholder representative to the now five-member board.

In 2015, Rockwell won FDA approval for Triferic, a promising iron replacement therapy that is getting good reviews by clinicians in an ongoing drug sample program, but sales have been sluggish for a number of reasons. Calcitriol is a generic drug for patients undergoing chronic kidney dialysis. Once the FDA approves Calcitriol for manufacturing by Rockwell, expected this year, the company intends to market the active vitamin D-based injectable drug for hemodialysis patients.

Rockwell President, CEO and Chairman Rob Chioini told Crain's he has reached out to the disgruntled shareholders to explain the company's long-term strategy is to grow revenue by first securing the highest Medicare reimbursement possible, signing lucrative contracts with national dialysis companies for Triferic and expanding sales internationally through partnerships.

"We address their concerns when they come up. We communicated with him (Richmond) perfectly," Chioini said. "We have met with and tried to work with David (Richmond) and for whatever reason, we are where we are today."

Officials for Richmond and Ravich declined to talk on the record with Crain's about Rockwell. Instead, they pointed to various press statements and SEC filings.

On April 5, Richmond and Ravich filed a proxy statement with the SEC in connection with Rockwell's upcoming annual summer shareholder meeting. The meeting is scheduled for June 1. The Richmond statement questions Rockwell's recent announcement to improve corporate governance and contends the company would not have taken action if not for their criticism.

"History has shown that the company has not been interested in making proactive change absent a looming proxy contest," said a statement from Richmond and Ravich. "We are also concerned that the company's newly acquired interest in improving its corporate governance practices may be abandoned if a public shareholder representative is not elected to the board."

Richmond and Ravich have asked shareholders to support their nominee — Ravich himself — for election to the now five-member Rockwell board. It will expand to six at the June 1 annual shareholders meeting.

"We are seeking representation on the board because we believe that the board will benefit from the addition of a direct shareholder representative committed to good corporate governance practices and an objective of enhancing value for the benefit of all Rockwell shareholders," the statement said.

Richmond said in the statement that Rockwell has had two years to improve sales of Triferic and Calcitriol and that the company continues to flounder financially.

For fiscal 2016 that ended Dec. 31, Rockwell generated sales of $53.3 million, down from $55.4 million in 2015. Net loss for 2016 was $19.8 million, or 39 cents per share, compared with a loss of $14.4 million, 29 cents per share, in 2015.

Two sources, who asked to remain anonymous, told Crain's that it is not unusual for some people who invest in startup biopharmaceutical companies to get impatient with the time it takes to monetize intellectual property like prescription drugs. The pipeline from idea to clinical studies to federal approval and then sales can sometimes take 12 years or more, they said.

Since 1995, when Rockwell was founded by Chioini, the company has evolved from a medical device clinic selling dialysis kits and related items to a fully integrated drug company. It now has 300 employees with plants in Michigan, Texas and South Carolina.

"Unfortunately, management and the board have failed to heed these signals of shareholder discontent and have persisted in running Rockwell as if it were a private company not accountable to the interests of public shareholders," according to a March 2 statement by Richmond.

Chioini told Crain's that management takes seriously shareholders' concerns. He said Rockwell is in the process of improving the board and has proposed a number of other improvements.

Last June, Robin Smith, former CEO of NeoStem, was appointed to the board. This year, Chioini is recommending election of David Domzalski, 49, a drug company executive with more than 20 years experience. He has been president of Foamix Pharmaceuticals Inc. since 2014.

Moreover, in an April 4 statement, Rockwell said it has implemented the following governance improvements: appointed Patrick Bagley as lead independent director; and formed a governance and nominating committee.

It also is proposing several new compensation governance practices for 2017, including the annual bonus program and added management share ownership guidelines, an anti-pledging and anti-hedging policy, a clawback policy, a cap on annual bonus payouts and hiring of an independent compensation consultant.

In SEC filings, Richmond and Ravich made suggestions to improve the board and management, including adding a shareholder and expanding clinical trials, but all have been rejected, they said.

For example, Richmond and Ravich have complained that Rockwell failed to communicate its Triferic pricing strategy to shareholders.

"It has now been over two years since the approval of Triferic (September 2015) and more than three years since the approval of Calcitriol, the company's vitamin D drug, and Rockwell has failed to generate revenue from either," said Richmond in a March 2 statement. "We believe this clearly calls into question management's strategy and competency to successfully build shareholder value."

On Friday, Rockwell's shares were trading at $8.01, down from about $11 right after the FDA approved Triferic in January 2015 and lower than the company's five-year high of $16 in 2011.

At the time Rockwell secured FDA approval for Triferic, Chioini told Crain's Triferic was expected to boost Rockwell annual sales by at least $200 million and as high as $600 million over the next five years.

"This is a pretty big deal for a lot of reasons — for our company and for the 400,000 patients in the U.S. that can use this drug," Chioini said in a March 2015 interview. "It is a business-changing kind of event."

But later that year, in November, Rockwell announced it would seek transitional add-on payments for Triferic from Medicare instead of bundled pricing, which is what Medicare offered Rockwell. Transitional payments are higher prices Medicare pays for new drugs for two years to encourage use by providers.

Chioini said seeking transitional payments for Triferic was the right decision, even if it means sacrificing short-term revenue gains. He said he expects Medicare will approve transitional payments this year.

"Transitional is a better payment than the bundle. We are actively marketing the drug," said Chioini, adding that Rockwell has been providing Triferic as free samples to dialysis centers and is getting positive feedback about how the drug is helping patients.

"We are also very pleased with the response, and the positive clinical findings being reported from dialysis providers using Triferic through our drug sample program. Our marketing and education efforts on Triferic have been well-received and continue to be very effective," Chioini said.

But over the past 12 months, as Richmond and Ravich began to criticize Rockwell's pricing strategy and issuing press releases and statements criticizing Rockwell's management and governance, Rockwell this year filed a lawsuit against Richmond Brothers alleging certain violations of the Securities Exchange Act of 1934.

Rockwell alleged that Richmond and Ravich, along with four other shareholders, failed to file a 13D document on time with the SEC that informed the company that certain shareholders were working together in concert and had effectively become "activist" in nature. Richmond and Ravich said they filed the so-called 13D document earlier this year as soon as they were legally required.

"We believe Rockwell's allegations are baseless and untrue. We intend to vigorously defend ourselves against these accusations, and we believe that the facts are on our side. In our view, this lawsuit is nothing more than a desperate attempt to derail our nominations and maintain the status quo."

Chioini said Rockwell filed the lawsuit because Richmond and Ravich failed to inform the SEC in a timely fashion that they had become activist investors. A hearing is set for May 3 in the U.S. District Court in Detroit.

"They (Richmond and Ravich) made it sound like management is bullying them," said Chioini. "I have reached out to them. We are hoping to get this resolved before our board meeting. We are wasting a lot of time and expense."

In a 2015 interview with Crain's, Chioini said Rockwell planted to negotiate contracts with leading national dialysis companies, including DaVita Kidney Care and U.S. Renal Care.

"The strategy hasn't changed. We will still sell and market with (dialysis companies)," he said. "What has changed is that we are waiting for (Medicare) to grant us transitional payments for Triferic."

Chioini said he has been to Washington, D.C., at least 30 times to talk with officials with the Centers for Medicare and Medicaid Services. "We think we are close and will get it this year," he said.

But in the meantime, Richmond said in statements that Triferic sales have been much lower than shareholders expected.

Last month, Rockwell released financial results for the fourth quarter of 2016 that were $13.4 million in sales, or $700,000 lower than the same period in 2015. Net loss was $5.1 million or 10 cents per share compared to a $5.8 million loss, or 12 cents per share in the same period in 2015.